EXHIBIT 23


                        CONSENT OF KPMG PEAT MARWICK LLP



                          Independent Auditors' Consent



The Board of Directors
Bridge View Bancorp:

     We consent to incorporation by reference in the registration statement No. 333-19741 on Form S-8 of Bridge View Bancorp of our report dated February 7, 1997, relating to the consolidated statements of financial condition of Bridge View Bancorp and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-KSB of Bridge View Bancorp.




                                              /s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
March 27, 1997